Exhibit 99.1

Press Release of Registrant dated November 14, 2003

LightPath Technologies, Inc.

Announces Results of Annual Meeting

FOR IMMEDIATE RELEASE

(November 14, 2003) ORLANDO, FL. LightPath Technologies, Inc. (NASDAQ: LPTH), a manufacturer and integrator of families of precision molded aspheric optics, GRADIUM® glass products, high performance fiber-optic collimators and isolators, announced that at its Annual Meeting of stockholders held November 14, 2003, the LightPath stockholders approved the election of James L. Adler, Jr., Kenneth Brizel and Dr. Steven Brueck as Class II directors of the Company, each of them to serve a three-year term or until their successors have been duly elected and qualified. The stockholders also ratified the selection of KPMG LLP as the Company’s independent auditors for the fiscal year ending June 30, 2004.

The only other item of business proposed at the Annual Meeting was an amendment to the Company’s Amended and Restated Omnibus Incentive Plan (the “Plan”), providing for an increase of 350,000 shares of LightPath common stock to be reserved for issuance under the Plan. The additional 350,000 shares to be reserved for use under the Plan were expected to be adequate for grants and awards for approximately three years. An increase in the number of shares which may be issued under the Plan requires a greater than 50% affirmative response of the outstanding shares of the Company. This proposal received only a 25% total participation of outstanding shares, and therefore did not pass. However, of those stockholders who responded, over 80% voted affirmatively for the measure. The Company believes the low participation rate was due in part to the fact that for any stock held in street name, for which the brokers did not have discretionary voting power with respect to the Plan amendment matter, the beneficial owners failed to return any voting instructions back to the brokers.

As recently announced, the Company continues to focus on revenue growth in new products and markets as well as continued improvement in operating expenses in order to reduce our cash requirements. It is the Company’s belief that, to attract and retain qualified personnel of the highest caliber, it must provide continued incentives for such persons to strive to attain the Company’s long-term goal of increasing stockholder value. It is, therefore, in the best interests of the Company and its stockholders to provide the personnel of the Company, through the granting of stock options and stock awards, the opportunity to participate in the appreciation in value, if any, of the Company’s common stock. The Company strongly believes that the future success of LightPath will be based on a combination of dedicated and competent management working alongside skilled and experienced electo-optic engineers and production personnel to achieve such goals. The proposed increase to the Plan was intended to help to ensure the Company’s ability to retain and have access to that caliber of personnel.

The Company’s Board of Directors firmly believes that we are making continued progress in improving the Company’s financial performance. Accordingly, the Board will be considering alternatives to accomplishing the intended purpose of the proposed increase to the Plan, and we will announce at a future date the course of action, if any, deemed necessary in order to be competitive in the labor market for the employee skills and talents we have and will continue to need as we grow.

The Company: LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the Nasdaq National Market under the stock symbol LPTH.

Contacts:	Ken Brizel, President & CEO, or Monty Allen, CFO LightPath Technologies, Inc. (407) 382-4003 Internet: www.lightpath.com

This news release includes statements which constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission.

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